Exhibit 99.1

M/I Homes Reports
2018 Second Quarter Results

Columbus, Ohio (July 25, 2018) - M/I Homes, Inc. (NYSE:MHO) announced results for the three and six months ended June 30, 2018.

2018 Second Quarter Highlights:

•	New contracts increased 17% to a second quarter record 1,631

•	Backlog sales value increased 29% to an all-time quarterly record of $1.2 billion, and backlog units increased 23% to 2,966

•	Revenue increased 22% to a second quarter record of $558 million

•	Homes delivered increased 16% to a second quarter record 1,409

•	Net income to common shareholders increased to $27.9 million ($0.96 per diluted share) from
$15.8 million ($0.55 per diluted share) in 2017

•	Diluted earnings per share increased 42% to $1.04, excluding the impact of $3.0 million of purchase accounting adjustments. In 2017’s second quarter, diluted earnings per share were $0.73, excluding the impact of $8.5 million of stucco-related charges

•	Shareholders’ equity reached an all-time record of $816 million, an 18% increase from a year-ago, with book value per share of $28.56

For the second quarter of 2018, the Company reported net income to common shareholders of $27.9 million, or $0.96 per diluted share. This compares to net income to common shareholders of $15.8 million, or $0.55 per diluted share, for the second quarter of 2017. The second quarter of 2018 includes a $3.0 million pre-tax purchase accounting charge ($0.08 per diluted share) related to our acquisition of Pinnacle Homes in Michigan in the first quarter of 2018. The second quarter of 2017 included an $8.5 million pre-tax charge ($0.18 per diluted share) for stucco-related repair costs in certain of our Florida communities. For the six months ended June 30, 2018, the Company reported net income to common shareholders of $46.0 million, or $1.56 per diluted share, compared to $31.4 million, or $1.09 per diluted share, for the same period of 2017. Year-to-date in 2018, the Company incurred $5.6 million of pre-tax acquisition-related charges ($0.14 per diluted share) and, in the same period of 2017, incurred $8.5 million ($0.18 per diluted share), for pre-tax stucco-related repair costs. Exclusive of these charges in both periods, year-to-date net income to common shareholders was $50.1 million in 2018 compared to $36.9 million in 2017’s same period, a 36% increase.

Homes delivered in 2018's second quarter reached a second quarter record of 1,409, increasing 16% from the 1,211 deliveries in 2017’s second quarter. Homes delivered for the six months ended June 30, 2018 increased 13% to 2,531 from 2017's deliveries of 2,249. New contracts for 2018's second quarter were a record 1,631, an increase of 17% over 2017's second quarter. For the first six months of 2018, new contracts increased 18% to 3,370 from 2,854 in 2017. Homes in backlog increased 23% at June 30, 2018 to 2,966 units, with a sales value of $1.2 billion (a 29% increase over last year’s second quarter), and an average sales price of $396,000. At June 30, 2017, the sales value of homes in backlog was $909 million, with an average sales price of $377,000 and backlog units of 2,409. M/I Homes had 209 active communities at June 30, 2018 compared to 187 at June 30, 2017. The Company's cancellation rate was 14% in the second quarter of 2018 and 13% in 2017.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We reported another strong quarter highlighted by all-time second quarter records for new contracts, homes delivered, and revenue. We also achieved an all-time quarterly record of backlog sales value, reaching $1.2 billion - a 29% increase over 2017’s second quarter. Our second quarter new contracts of 1,631 increased 17% over last year, and despite margin pressures, our pre-tax income for the second quarter increased to $33.5 million. The increase in pre-tax income, combined with a significantly lower tax rate and improved operating expense leverage, resulted in a dramatic increase in net income to common shareholders from $15.8 million in last year’s second quarter to $27.9 million.”

Mr. Schottenstein continued, “We ended the quarter with record-high shareholders’ equity of $816 million, an increase of 18% from 2017’s second quarter, book value per share of $28.56, and a homebuilding debt to capital ratio of 47%. With the strength of our backlog and planned new community openings, we are positioned to have a very good 2018. We will continue to focus on increasing profitability, growing our market share, and investing in attractive land opportunities.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through July 2019.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold over 109,000 homes. The Company’s homes are marketed and sold primarily under the trade names M/I Homes and Showcase Collection (exclusively by M/I Homes), and also currently are sold under the name Hans Hagen Homes in the Minneapolis/St. Paul, Minnesota market and Pinnacle Homes in the Detroit, Michigan market. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions”, “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, integration of acquisitions, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (Unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
New contracts	1,631	1,400	3,370	2,854
Average community count	207	186	201	183
Cancellation rate	14%	13%	13%	14%
Backlog units			2,966	2,409
Backlog sales value			$1,174,462	$909,334
Homes delivered	1,409	1,211	2,531	2,249
Average home closing price	$387	$366	$381	$369

Homebuilding revenue:
Housing revenue	$545,034	$443,093	$963,458	$830,551
Land revenue	1,188	1,905	5,595	7,120
Total homebuilding revenue	$546,222	$444,998	$969,053	$837,671

Financial services revenue	11,876	11,868	26,902	26,175
Total revenue	$558,098	$456,866	$995,955	$863,846

Cost of sales - operations	446,375	359,098	794,181	679,379
Cost of sales - purchase accounting adjustments	2,961	—	3,857	—
Cost of sales - stucco-related charges	—	8,500	—	8,500
Gross margin	$108,762	$89,268	$197,917	$175,967
General and administrative expense	34,666	30,112	62,617	57,872
Selling expense	35,591	30,247	65,654	57,530
Operating income	$38,505	$28,909	$69,646	$60,565
Acquisition and integration costs	—	—	1,700	—
Equity in loss (income) from joint venture arrangements	86	(110)	(224)	(127)
Interest expense	4,888	3,834	10,766	9,172
Income before income taxes	$33,531	$25,185	$57,404	$51,520
Provision for income taxes	5,620	8,196	11,430	17,648
Net income	$27,911	$16,989	$45,974	$33,872
Preferred dividends	—	1,219	—	2,438
Net income to common shareholders	$27,911	$15,770	$45,974	$31,434

Earnings per share:
Basic	$0.98	$0.63	$1.62	$1.26
Diluted	$0.96	$0.55	$1.56	$1.09

Weighted average shares outstanding:
Basic	28,571	24,990	28,349	24,864
Diluted	29,101	30,619	29,818	30,471

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	June 30,
	2018	2017
Assets:
Total cash, cash equivalents and restricted cash(1)	$67,817	$29,940
Mortgage loans held for sale	108,000	91,986
Inventory:
Lots, land and land development	740,972	637,268
Land held for sale	12,715	17,051
Homes under construction	757,478	600,376
Other inventory	141,303	124,849
Total Inventory	$1,652,468	$1,379,544

Property and equipment - net	28,885	22,255
Investments in joint venture arrangements	13,753	22,877
Goodwill	16,400	—
Deferred income tax asset	17,528	30,078
Other assets	65,689	54,706
Total Assets	$1,970,540	$1,631,386

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2021 - net	$297,332	$296,229
Senior notes due 2025 - net	246,311	—
Convertible senior subordinated notes due 2017 - net	—	57,380
Convertible senior subordinated notes due 2018 - net	—	85,777
Notes payable - homebuilding	181,800	138,000
Notes payable - other	9,362	3,663
Total Debt - Homebuilding Operations	$734,805	$581,049

Notes payable bank - financial services operations	93,163	89,518
Total Debt	$827,968	$670,567

Accounts payable	141,491	113,072
Other liabilities	185,115	154,430
Total Liabilities	$1,154,574	$938,069

Shareholders’ Equity	815,966	693,317
Total Liabilities and Shareholders’ Equity	$1,970,540	$1,631,386

Book value per common share	$28.56	$25.63
Homebuilding debt / capital ratio(2)	47%	46%

(1)	Includes $1.3 million and $0.9 million of restricted cash and cash held in escrow for the quarters ended June 30, 2018 and 2017, respectively.

(2)
The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Cash provided by (used in) operating activities	$11,489	$(16,045)	$(19,701)	$(39,320)
Cash (used in) provided by investing activities	$(6,437)	$(2,249)	$(104,109)	$957
Cash provided by financing activities	$9,188	$9,336	$39,924	$33,862

Land/lot purchases	$90,231	$102,797	$175,276	$184,630
Land development spending	$46,922	$43,692	$88,576	$83,264
Land sale revenue	$1,188	$1,905	$5,595	$7,120
Land sale gross profit	$82	$142	$486	$518

Financial services pre-tax income	$5,243	$6,195	$14,014	$14,757

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income	$27,911	$16,989	$45,974	$33,872
Add:
Provision for income taxes	5,620	8,196	11,430	17,648
Interest expense net of interest income	4,093	3,104	9,249	7,716
Interest amortized to cost of sales	6,203	4,843	11,067	8,609
Depreciation and amortization	3,455	3,283	7,104	6,866
Non-cash charges	1,691	1,538	2,730	2,566
Adjusted EBITDA	$48,973	$37,953	$87,554	$77,277

M/I Homes, Inc. and Subsidiaries
Non-GAAP Reconciliation (1)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Income before income taxes	$33,531	$25,185	$57,404	$51,520
Add: Purchase accounting adjustments	2,961	—	3,857	—
Add: Acquisition and integration costs	—	—	1,700	—
Add: Stucco-related charges	—	8,500	—	8,500
Adjusted income before income taxes	$36,492	$33,685	$62,961	$60,020

Net income to common shareholders	$27,911	$15,770	$45,974	$31,434
Add: Purchase accounting adjustments - net of tax	2,191	—	2,854	—
Add: Acquisition and integrations costs - net of tax	—	—	1,258	—
Add: Stucco-related charges - net of tax	—	5,440	—	5,440
Adjusted net income to common shareholders	$30,102	$21,210	$50,086	$36,874

Purchase accounting adjustments - net of tax	$2,191	$—	$2,854	$—
Divided by: Diluted weighted average shares outstanding	29,101	30,619	29,818	30,471
Diluted earnings per share related to purchase accounting adjustments	$0.08	$—	$0.10	$—

Acquisition and integration costs - net of tax	$—	$—	$1,258	$—
Divided by: Diluted weighted average shares outstanding	29,101	30,619	29,818	30,471
Diluted earnings per share related to acquisition and integration costs	$—	$—	$0.04	$—

Stucco-related charges - net of tax	$—	$5,440	$—	$5,440
Divided by: Diluted weighted average shares outstanding	29,101	30,619	29,818	30,471
Diluted earnings per share related to stucco-related charges	$—	$0.18	$—	$0.18

Add: Diluted earnings per share	0.96	0.55	1.56	1.09
Adjusted diluted earnings per share	$1.04	$0.73	$1.70	$1.27

(1)
We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations, and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

NEW CONTRACTS
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
Region	2018	2017	Change	2018	2017	Change
Midwest	656	531	24%	1,354	1,087	25%
Southern	753	625	20%	1,550	1,215	28%
Mid-Atlantic	222	244	(9)%	466	552	(16)%
Total	1,631	1,400	17%	3,370	2,854	18%

HOMES DELIVERED
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
Region	2018	2017	Change	2018	2017	Change
Midwest	554	437	27%	965	816	18%
Southern	666	520	28%	1,207	939	29%
Mid-Atlantic	189	254	(26)%	359	494	(27)%
Total	1,409	1,211	16%	2,531	2,249	13%

BACKLOG
	June 30, 2018			June 30, 2017
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Midwest	1,330	$558	$420,000	1,028	$412	$401,000
Southern	1,251	$454	$363,000	950	$330	$347,000
Mid-Atlantic	385	$163	$422,000	431	$167	$388,000
Total	2,966	$1,174	$396,000	2,409	$909	$377,000

LAND POSITION SUMMARY
	June 30, 2018			June 30, 2017
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Midwest	5,403	6,472	11,875	4,110	5,524	9,634
Southern	6,091	6,120	12,211	5,060	7,416	12,476
Mid-Atlantic	1,673	2,459	4,132	1,835	2,718	4,553
Total	13,167	15,051	28,218	11,005	15,658	26,663